UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2022 (October 1, 2022)

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56388	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
On October 1, 2022, North Haven Private Income Fund LLC (the "Company" or the "Fund"), delivered a capital drawdown notice to its unitholders relating to the sale of approximately 2,679,651 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $50.2 million, reflecting $18.74 net asset value per unit. The sale closed on October 27, 2022.
The sale of Units was being made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On October 28, 2022, the Company disclosed the below information.
Distribution:
On October 27, 2022, the Board of Directors of the Company declared a distribution to unitholders of record in the amount of $0.1255 per unit, representing an annualized distribution yield of approximately 8.0%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around November 3, 2022 to unitholders of record as of October 31, 2022.
Company's Portfolio:
As of September 30, 2022, the Company had investments in 191 portfolio companies across 44 industries with an aggregate par value of approximately $2,319.9 million, which consisted of 97.7% first lien debt investments, 1.2% second lien debt investments and 1.1% equity investments, based on par value. As of September 30, 2022, 100.0% of the debt investments, based on par value, in the Company's portfolio were at floating rates. During the period from September 1, 2022 through September 30, 2022, the Company had new investment commitments of approximately $43.2 million, of which approximately 100.0% were in directly originated senior secured loans. As of September 30, 2022, approximately 80.7% of the Company’s total investment commitments were in directly originated senior secured loans and equity investments and approximately 19.3% were in broadly syndicated loans which the Company primarily uses for cash management purposes.

The table below describes investments by industry composition based on par value as of September 30, 2022:

Industry	Par ($ in millions)	% of Par
Software	$514.8	22.2%
Insurance Services	348.5	15.0
Health Care Providers & Services	158.1	6.8
Commercial Services & Supplies	146.8	6.3
Diversified Consumer Services	131.1	5.7
IT Services	104.5	4.5
Distributors	86.7	3.7
Air Freight & Logistics	80.9	3.5
Professional Services	68.9	3.0
Electronic Equipment, Instruments & Components	64.9	2.8
Other	614.7	26.5
Total	$2,319.9	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value as of September 30, 2022:

Issuer	Par ($ in millions)	% of Par
World Insurance Associates, LLC	$67.5	2.9%
Kaseya, Inc.	66.4	2.9
Integrity Marketing Acquisition, LLC	52.9	2.3
AGI-CFI Holdings, Inc.	51.6	2.2
LegitScript	50.0	2.2
Anaplan, Inc.	50.0	2.2
RSC Acquisition, Inc.	49.6	2.1
Redwood Services Group, LLC	48.4	2.1
Excelitas Technologies Corp.	47.6	2.1
Associations, Inc.	44.0	1.9
Other	1,791.9	77.1
Total	$2,319.9	100.0%
Investing Environment:
We believe that the current volatile market environment continues to create attractive investing opportunities. While the ultimate market impact resulting from the macroeconomic uncertainty remains difficult to predict, we believe that the Fund is well positioned to manage the current market because of its defensive investment strategy and how investing conditions have evolved, including as a result of higher interest rates.
Significant uncertainty remains as to the probability and nature of a recession stemming from a confluence of factors, including higher inflation, volatile energy prices and disruptions in supply chains. The Federal reserve has raised interest rates in part to combat inflation. Public risk markets have suffered since the beginning of 2022 in response to the higher rate environment and the risk of slower growth, among other factors: through September 30, 2022, equities, high yield bonds and syndicated loans have returned (24.8%), (14.6%) and (3.3%), respectively.1

Within the Fund’s core investment strategy of originating private, first lien senior secured opportunities in the sponsor-backed middle market, we have generally witnessed an improvement in terms, including higher reference rates, wider spreads, more conservative leverage profiles and increasingly lender-friendly documentation. Although LBO activity has declined amidst the market dislocation, the private credit market has continued to present high quality opportunities, that could offer compelling risk-adjusted returns for the Fund.
Positioning of the Fund in Current Market
Defensive Investment Strategy: We believe that the Fund’s defensive investment approach, focused on long-term credit performance, risk mitigation and preservation of capital, positions the Fund well to navigate the uncertain market environment. Our strategy focuses primarily on making first lien senior secured credit investments in businesses with leading market positions that enjoy high barriers to entry, generate stable free cash flows and are led by a proven management team with strong financial sponsor backing. We believe that the Fund has a defensive portfolio of investments, characterized by limited cyclical, issuer and industry concentrations.
Higher Interest Rates: 100% of the Fund’s investments are floating rate and the Fund should benefit from higher yields as interest rates rise. As of September 30, 2022, 3-month SOFR, a popular benchmark for the loans in the Fund, has increased by 3.5% since the start of 2022.1
Limited Syndicated Loan Exposure: While the performance of the Fund has been impacted by weakness in the syndicated loan market, less than 20% of the Fund’s assets were in syndicated loans as of September 30, 2022.
Tailwinds Supporting U.S. Direct Lending Market
Fundamental Attributes of Product: We believe that sponsors will continue to seek financing from non-bank lenders due to the flexibility of private credit transactions and the speed and certainty of execution.
Market Share Gains for Private Credit Managers: Bank participation in middle-market secured loans has continued to decrease, which we believe is primarily a result of changes in banking regulation and deal structures. Furthermore, certain private equity sponsors who historically sought to finance their transactions in the public markets have increasingly turned to private credit providers amidst the current market dislocation.
Significant Refinancing Needs: Middle-market companies have a significant quantum of loans maturing over the next several years, that will likely require a refinancing event and may provide investing opportunities for the Fund.
Robust Private Equity Dry Powder: Private equity managers have substantial capital raised but not yet deployed, which will provide support for both new and existing investments.

1    Bloomberg as of September 30, 2022
Net Asset Value:
As of September 30, 2022, the Company's aggregate net asset value was approximately $1,151.6 million and had $595.3 million of debt outstanding (at principal).
Recent Developments:
During the period from October 1, 2022 through October 26, 2022, the Company made new investment commitments of approximately $24.1 million, of which 100.0% were in directly originated senior secured loans. As of October 26, 2022, the Company had approximately $2,344.0 million of aggregate par value, approximately 80.9% of which were directly originated senior secured loans and equity investments and approximately 19.1% were broadly syndicated loans, which the Company primarily uses for cash management purposes. As of October 26, 2022, approximately 97.8% of the aggregate par value are comprised of first lien debt investments. We continue to monitor the current market environment and focus on increasing the amount of private loans in the portfolio as we further deploy capital.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2022	North Haven Private Income Fund LLC

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer